Nevada Gold Announces Agreement to Purchase Seven Mini-Casinos in Washington

HOUSTON, April 15, 2010 (GLOBE NEWSWIRE) -- Nevada Gold & Casinos, Inc. (NYSE Amex:UWN) announced today that the Company has signed an agreement to purchase seven mini-casinos in Washington state. The details of the transaction will be disclosed upon the filing of documents seeking court approval for the sale.

"We are extremely excited about the opportunity to purchase seven additional mini-casinos in Washington and feel that we can use our experience and infrastructure from the three operations we recently acquired in Washington, to enhance and efficiently operate these properties," said Robert Sturges, CEO of Nevada Gold. "We are not able to disclose financial terms of the deal, as they are still subject to court approval, but the purchase price is well within the target multiple range we previously disclosed. When and if the transaction is approved, we will be operating 128 gaming tables in the state of Washington. We look forward to updating you on this transaction in seven to ten days, which is the anticipated filing date with the Court."

Jim Kohn, CFO, will be presenting at Telsey Advisory Group's 2nd Annual Consumer Conference today at the Westin Times Square in New York City. The presentation will begin at 2:05 PM Eastern Time. The investor presentation will be webcast live from the investor relations portion of the Company's website at www.nevadagold.com.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional Indian gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold

Nevada Gold & Casinos, Inc. (NYSE Amex:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities in Colorado and Washington. The Colorado Grande Casino in Cripple Creek, Colorado, the Crazy Moose Casino in Pasco, Washington, the Coyote Bob's Roadhouse Casino in Kennewick, Washington and the Crazy Moose Casino in Mountlake Terrace, Washington are wholly owned and operated by Nevada Gold. The Company has an interest in Buena Vista Development Company, LLC which is working with the Buena Vista Rancheria of Me-Wuk Indians on a Native American casino project to be developed in the city of Ione, California. For more information, visit www.nevadagold.com.

The Nevada Gold & Casinos, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=1552

CONTACT:  Nevada Gold & Casinos, Inc.
    Robert B. Sturges, CEO
        Jim Kohn, CFO
        (713) 621-2245

        ICR
        Don Duffy
        (203) 682-8200